Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Environmental Power Corporation		The Equity Group Inc.

Kam Tejwani		Devin Sullivan
President and Chief Executive Officer		(212) 836-9608
(603) 431-1780		dsullivan@equityny.com
ktejwani@environmentalpower.com		Adam Prior
(212) 836-9606
aprior@equityny.com

CONFIDENTIAL/NOT FOR DISSEMINATION

FOR IMMEDIATE RELEASE

ENVIRONMENTAL POWER CORPORATION REPORTS 2004 FINANCIAL RESULTS

Portsmouth, NH – March 31, 2005 – Environmental Power Corporation (AMEX:EPG) today announced results for the fourth quarter and year ended December 31, 2004 (see attached tables).

Fourth Quarter 2004

Total revenues for the fourth quarter of 2004 rose 18% to $17.1 million from $14.4 million in the fourth quarter of 2003.

Revenues for the fourth quarter of 2004 included sales of $2.1 million at the Company’s subsidiary, Microgy Cogeneration Systems, Inc. (“Microgy”), as compared to no such revenues last year. Microgy recognized revenues from the construction in progress at three of the five farms it signed under its relationship with Dairyland Power Cooperative (“DPC”) to construct and sell on-site anaerobic digestion (“AD”) systems to host farms and power generating equipment to DPC. Microgy holds an exclusive license in North America for the development and deployment of this proprietary AD technology, which transforms manure and food industry waste into methane-rich biogas that can be used to generate electricity or thermal energy, or refined to pipeline-grade methane for sale as a commodity. This technology also allows the nation’s estimated 3,500 large animal feeding operations to comply with a growing number of proposed and adopted mandates developed by federal, state and local officials aimed at regulating the management of farm waste. Complying with these mandates places a potentially significant cost burden on America’s farmers.

Power Generation revenues rose 4.6% to $15.0 million from $14.4 million in the fourth quarter of 2003, due primarily to a 5% increase in billable rates under the power purchase agreement with Penelec

(Pennsylvania Electric Company). Operating capacity at Scrubgrass during 2004 was the highest in its history, at 91.99%, as compared to 86.63% last year. EPC holds a 22-year leasehold interest in the Scrubgrass facility through its subsidiary, Buzzard Power Corporation. Scrubgrass generates 83 MW of electricity by burning more than 600,000 tons of waste coal annually from active and abandoned area mine waste dumps. Buzzard has demonstrated significant social and environmental benefits, including saving approximately $20 million in public funds through avoiding the necessity of cleaning up waste coal.

Total operating expenses in the fourth quarter of 2004 rose 21% to $18.1 million from $14.9 million in the fourth quarter of 2003. Operating expenses in the fourth quarter of 2004 included:

•	$2.1 million in cost of goods sold at Microgy, which equals the revenue generated during the fourth quarter, as compared to no such expense in the same period last year. Microgy is utilizing the percentage-of-completion method of accounting to recognize revenues. However, given its relative inexperience with respect to the construction of projects of this type, revenue recognition is currently limited to the cost of goods sold. Revenues and gross profits from future projects will be recognized ratably during construction.

•	$332,427 in non-cash, variable stock-based compensation expense, as compared to no such expense in the same period last year.

Buzzard generated pre-tax income of $151,000 in the fourth quarter of 2004, as compared to pre-tax loss of $122,000 in the fourth quarter of 2003. Pre-tax losses at Microgy totaled $901,000 in the fourth quarter of 2004, as compared to pre-tax losses of $485,000 in the same period last year, due primarily to the expansion of Microgy’s business development activities and building the infrastructure for construction management and plant operations.

The Company reported a net loss for the fourth quarter of 2004 of $1.6 million, or $0.33 per share, on 4.96 million weighted average common shares outstanding (“shares outstanding”), as compared to a net loss of $577,000, or $0.17 per share, on 3.48 million shares outstanding in the fourth quarter of 2003.

2004 Review

Total revenues increased 12% to $59.8 million in 2004 from $53.4 million in 2003, and included $3.7 million of product sales from Microgy, as compared to no such sales in 2003. Power generation revenues rose 5% to $56.1 million in 2004 from $53.4 million in 2003, due primarily to the reasons described above. In 2004, billed power revenues increased by 12% to $53.9 million from $48.2 million in 2003. This was partially offset by the FASB 13 lease adjustment that decreased from $5.1 million in 2003 to $2.1 million in 2004. In addition, in August 2003 the Scrubgrass facility was unexpectedly shut down for 24 days due to damage caused by an electrical storm; there were no such shut downs during 2004.

Total operating expenses in 2004 rose 16.7% to $63.4 million from $54.4 million in 2003. Included in these expenses was $3.7 million in costs of goods sold for Microgy (as described above), as compared to no such costs in 2003, and $2.3 million in non-cash, variable stock-based compensation expense, as compared to an expense of $713,000 last year.

Interest expense for 2004 increased to $755,000 from $352,000 in 2003. This increase reflects a full year of interest payments related to the Company’s $3.7 million loan from ArcLight Energy Partners Fund I, L.P., which the Company entered into in September 2003.

Buzzard generated pre-tax income of $1.8 million in 2004, as compared to pre-tax income of $1.9 million in 2003. Pre-tax income for 2004 included higher maintenance fees, offset by higher revenues, resulting from the increased operating capacity of 91.99% versus 86.63% last year. Pre-tax losses at Microgy totaled $2.6 million in 2004, compared to pre-tax losses of $1.7 million last year, due primarily to higher operating expenses associated with beginning construction on three AD projects and increased development efforts.

The Company reported a net loss for 2004 of $4.0 million, or $.86 per share on 4.58 million shares outstanding, as compared to a net loss of $978,000, or $0.29 per share, on 3.37 million shares outstanding in 2003. The higher consolidated net loss in 2004 was primarily due to higher non-cash, variable stock-based compensation expense and higher operating expenses at Microgy.

Jeff Macartney, Chief Financial Officer of Environmental Power, commented, “Our accomplishments in 2004 have, we believe, created an infrastructure that will support future growth. These included listing the Company’s shares on the American Stock Exchange, achieving record power production at Scrubgrass and recording our first revenues at Microgy. At December 31, 2004, Environmental Power’s balance sheet reflected working capital of $5.9 million and a current ratio of 1.4:1. The balance sheet at December 31, 2004 does not reflect the successful completion, in February 2005, of a secondary offering that raised net proceeds of approximately $12.2 million. These proceeds will be used for working capital and to fund the growth of Microgy.”

Kam Tejwani, President and Chief Executive Officer of Environmental Power, commented, “2004 was a productive year for Environmental Power, and our momentum has continued in 2005. The Scrubgrass facility continues to operate on plan. As mentioned above, 2004 was a record setting year for power production. In addition, Microgy continues to evolve, making progress towards its goal of being a revenue generating business and a catalyst for the overall growth of Environmental Power.”

Regarding progress at Microgy, Mr. Tejwani noted that the Company’s primary operating subsidiary has:

•	agreements in place with five dairy farms in the Midwest under its relationship with DPC to produce electricity using the biogas generated from its on-site ADs. Two of these projects are expected to become operational in the first half of 2005. A third facility is currently under construction and the remaining two farms are in the permitting stage.

•	signed a total of four farms in California and one in Idaho under its relationship with The Scoular Company, subject to further agreement with Scoular. Once operational, these five facilities are expected to produce an aggregate of approximately 500,000 mmBTU per year. A total of as many as 50 such facilities are currently contemplated under Microgy’s relationship with Scoular.

•	signed 9 additional farms to development agreements that, if completed, could produce an aggregate of approximately 620,000 mmBTU per year of biogas.

•	in the first quarter of 2005, signed an additional two farms to development agreements that, if completed, could produce an aggregate of approximately 155,000 mmBTU per year of biogas.

•	added seasoned sales and industry veterans to begin establishing a presence in the Northeast, Mid-Atlantic and Southwest United States, complementing the Company’s expanding presence in the Midwest, West Coast and Pacific Northwest.

•	entered into a Project Development Agreement with South-Tex Treaters, Inc. under which Microgy and South-Tex will cooperate to identify, evaluate and develop projects in the United States that combine Microgy’s AD technology and South-Tex’s cleaning and compression technologies that can be used to refine biogas to a pipeline-grade methane.

Mr. Tejwani noted that, aside from the DPC-related projects described above, the projects contemplated by the other agreements described above remain subject to the negotiation and execution of further definitive agreements, including, in most cases, agreements relating to the purchase of the contemplated projects’ output and project financing.

Mr. Tejwani concluded, “We continue to work hard and to make a great deal of progress with respect to Microgy’s business plan. As a result, we look forward to our future with confidence.”

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy Cogeneration Systems, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies, uncertainties regarding project financing, the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects and for other matters, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing a business plan, difficulties and uncertainties regarding acquisitions, technological uncertainties, including those relating to competing products and technologies, risks relating to managing and integrating acquired businesses, unpredictable developments, including plant outages and repair requirements, the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with our projects, uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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ENVIRONMENTAL POWER CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

	3 Months Ended		12 Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(unaudited)
REVENUES
Power Generation Revenues	$15,010,860	$14,352,349	$56,053,962	$53,364,615
Product Sales	2,066,121	—	3,736,427	—
TOTAL REVENUES	$17,076,981	$14,352,349	$59,790,389	$53,364,615

COSTS AND EXPENSES:
Buzzard
Operating expenses (1)	$6,097,620	$5,454,306	$28,625,487	$25,123,425
Lease expenses (2)	7,692,564	7,942,804	22,065,685	22,382,152
Microgy
Cost of goods sold	2,066,121	—	3,736,427	—
General and administrative (3)	1,843,548	1,206,272	6,210,529	5,644,084
Non-cash compensation	332,427	198,000	2,320,164	713,111
Depreciation and amortization	115,079	124,018	471,923	495,355
TOTAL COSTS AND EXPENSES	$18,147,359	$14,925,400	$63,430,215	$54,358,127

OPERATING LOSS	$(1,070,378)	$(573,051)	$(3,639,826)	$(993,512)

OTHER INCOME (EXPENSE):
Interest income	$14,089	$9,687	$44,525	$31,152
Interest expense	(187,467)	(215,288)	(755,336)	(351,755)
Amortization of deferred gain	77,103	77,103	308,411	308,411
Other (expense) income	—	—	—	1,620
NOX Emission Credits	—	—	—	—
TOTAL OTHER (EXPENSE) INCOME	$(96,275)	$(128,498)	$(402,400)	$(10,572)

INCOME BEFORE INCOME TAXES	$(1,166,653)	$(701,549)	$(4,042,226)	$(1,004,084)
INCOME TAX (BENEFIT) EXPENSE	453,539	(124,270)	(84,045)	(25,925)
NET (LOSS) INCOME	$(1,620,192)	$(577,279)	$(3,958,181)	$(978,159)

PREFERRED SECURITIES DIVIDEND REQUIREMENTS OF SUBSIDIARY	$(1,250)	$(1,250)	$(5,000)	$(5,000)

(LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(1,621,442)	$(578,529)	$(3,963,181)	$(983,159)

OTHER COMPREHENSIVE INCOME (LOSS):
Minimum pension liability adjustment, net of income tax (benefit) liability of ($78,680) in 2004, $7,849 in 2003, and $165,592 in 2002.			$119,957	$(11,965)

COMPREHENSIVE (LOSS) INCOME	$(1,620,192)	$(577,279)	$(3,838,224)	$(990,124)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	4,963,000	3,482,000	4,583,000	3,376,000
Diluted	4,963,000	3,482,000	4,583,000	3,376,000

EARNINGS PER COMMON SHARE
Basic	$(0.33)	$(0.17)	$(0.86)	$(0.29)
Diluted	$(0.33)	$(0.17)	$(0.86)	$(0.29)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
Total Current Assets	$20,678,845	$16,741,832
Total Assets	$108,947,852	$103,154,368
Total Current Liabilities	$14,772,212	$12,865,786
Total Liabilities	$98,729,424	$96,534,834
Total Shareholders’ Equity	$10,218,328	$6,619,534
Common Shares Outstanding End of Period	4,971,417	3,894,821